Exhibit 99.1

                 VaxGen to Present Update at SG Cowen Conference

            Company To Increase Cash and Revenue Projections for 2003

WHAT: VaxGen CEO Lance K. Gordon, Ph.D., will provide updated guidance regarding expected cash and revenue from grants and contracts. VaxGen expects total cash, which is composed of revenue and capital from other sources of cash, to total $20.4 million this year. Revenue alone is expected to total $16.1 million, up 24% from previous guidance of $13 million. These figures do not include $18 million in available cash that VaxGen had as of Dec. 31, 2002.

            Dr. Gordon will also review VaxGen's smallpox, anthrax and AIDS vaccines programs. VaxGen is the only U.S.-based company selected by the National Institutes of Health to develop a new anthrax vaccine. VaxGen is also planning to develop a safer smallpox vaccine, which is currently licensed in Japan, for use in the United States and elsewhere. Additionally, Dr. Gordon will review the results from VaxGen's first Phase III AIDS vaccine trial and discuss opportunities for Celltrion, Inc., VaxGen's joint venture in biopharmaceutical manufacturing.

WHO:        Lance K. Gordon, Ph.D., VaxGen CEO

WHEN:       8 a.m. and 9 a.m., EST, March 19, 2003

WHERE:      Marriott Copley Place
            Boston, MA

HOW:        To view a webcast of either or both the 8 a.m. and 9 a.m.
            presentations, go to Calendar of Events in the Investor Relations section of VaxGen's web site at www.vaxgen.com. For a link to the entire conference, including VaxGen's presentations, go to www.sgcowen.com and select "Conferences." Both presentations contain the same slides but will feature different question-and-answer periods.

About VaxGen

VaxGen is focused on the commercial development of biologic products for the prevention and treatment of human infectious diseases and is currently developing vaccines against anthrax, smallpox and HIV/AIDS. Additionally, VaxGen is the largest shareholder of Celltrion, Inc., a joint venture created to provide large-scale manufacturing services, principally for products produced in mammalian cell culture. VaxGen is located in Brisbane, Calif. For more information, please visit the company's web site at: www.vaxgen.com.

Contact:    Kesinee Yip (650) 624-2304.


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Note:

This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding VaxGen's expected cash and revenue, the timing and progress of completion of development efforts for VaxGen's anthrax, smallpox, or HIV/AIDS vaccine candidates, the need for clinical trials to support licensure of any of the vaccine candidates, and the timing and progress of the Company's second Phase III clinical trial of AIDSVAX in Thailand. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to VaxGen's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on November 14, 2002, under the heading "Risk Factors" and to VaxGen's Annual Report on Form 10-K, filed with the Securities and Exchange Commission on April 1, 2002, under the heading "Business" for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law. AIDSVAX(R) is a registered trademark of VaxGen.


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